Exhibit 99.1

New Markets: AITX’s RAD Announces MOU to Collaborate with Commend Americas

Detroit, Michigan, May 8, 2024 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce that it has signed a memorandum of understanding (MOU) agreement with Commend Americas (Commend), outlining the details of the strategic relationship between the two companies for mutual collaboration and growth.

Commend, a global leader in Integrated Communication Systems since 1971, is known for safeguarding people, buildings, and assets worldwide and is renowned for its hands-free voice communication systems, making it the preferred choice globally.

The agreement establishes a framework for the collaboration between RAD and Commend to explore and potentially integrate their respective technologies and services. This collaboration aims to enhance product offerings, expand market reach, and explore joint solutions.

“This agreement marks the beginning of what we believe will be a highly fruitful partnership, presenting both parties with a wealth of exciting opportunities,” expressed Tom Reilly, President of Commend Americas. “We’re optimistic about the prospects ahead and are eager to collaborate closely with the team at RAD to unlock the full potential of this venture.”

The two Companies are expected to begin working on integrations of RAD’s popular RAD Light My Way™ safety and security application with Commend’s communications systems, as well as the integration of RAD-G’s RADPack™.

“I was introduced to Commend 25 years ago when I was a low voltage integrator focused on the corrections market. Commend had, and still holds, the esteemed position of simply being the best with audio and more,” commented Steve Reinharz, CEO/CTO of AITX and RAD. “This MOU allows us to share technology which should benefit our clients and expand our markets further, particularly in healthcare and higher education.”

“As the first collaborative manufacturer partner with RAD we’re looking forward to exploring the sales opportunities arising from this collaboration,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “We look forward to sharing more as it develops.”

The award-winning RAD Light My Way from RAD is an integrated mobile app and hardware solution that empowers users by placing the control of their safety and security firmly in their own hands. With RAD Light My Way, users gain instant access to emergency services, real-time threat detection, and the ability to summon assistance swiftly through nearby RAD Light My Way compatible communication devices.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Commend Americas

At Commend, we are passionate about innovating and perfecting communication and security technology. Our mission is to translate this passion into intercom and public address solutions that you can always trust to support and protect your business, reputation, assets and lives. For 50 years, your voice, your needs and your trust has been our inspiration in all we do, from research and production to installation and after-sales services. The result are high-class products that are built around your requirements to serve your business and safety needs – whether in road tunnels, on the factory floor or in the operating room, on ships or trains, and in places from car parks to office buildings and Smart Cities. All this is made possible by over 700 passionate individuals that work together as one across a worldwide support network, dedicated to ensuring that our mission is acted upon. For further information visit us online at www.commend.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz